Exhibit 99.1

NEWS

For Release October 21, 2003 at 2:00 p.m. PST:

WJ Communications	Investor Relations Contacts:
Fred Krupica	Chris Danne, Brinlea Johnson
Chief Financial Officer	the blueshirt group for WJ Communications
408-577-6261	415-217-7722
fred.krupica@wj.com	chris@blueshirtgroup.com
brinlea@blueshirtgroup.com

WJ Communications Announces Third Quarter Results

Semiconductor Revenues Grow by 63% Sequentially - Record Q3 Gross Margins

WJ Enters RFID Market – Board Expands Existing Share Repurchase Program

October 21, 2003 San Jose, CA – WJ Communications, Inc. (Nasdaq:WJCI), a leading designer and supplier of high-performance RF semiconductors and multi-chip modules (MCM), today announced results for its third quarter, ended September 28, 2003.

Revenue for the third quarter of 2003 was $6.9 million, an increase of 26% sequentially from $5.5 million in the immediately preceding quarter.  Importantly, revenue from the Company’s semiconductors increased 63% from the immediately preceding quarter to $5.2 million.  Revenues for the third quarter of 2002 were $9.3 million and included $4.8 million in revenues from legacy businesses that have either been sold or are being exited as the Company continues its transition to becoming a pure play RF semiconductor company.

In the third quarter, WJ Communications achieved its highest gross margins since going  public in 2000 while significantly reducing its net loss.  On a U.S. GAAP basis, the Company’s net loss was reduced by $549,000 sequentially to $3.3 million or $0.06 per common share for the third quarter of 2003.  This compared to a net loss of $27.0 million or $0.48 per share in the same period last year.  The third quarter of 2002 included a restructuring charge of $22.9 million which consisted of the write-down of assets related to certain products in the Company’s wireless sub-assembly and fiber optics businesses, an excess facility charge and a charge related to severance costs. The Company ended the third quarter of 2003 with cash and short term investments of $61.6 million.

WJ also announced today that its Board of Director’s has approved an additional $2.0 million to expand its existing share repurchase program increasing the total amount authorized to $4 million.  These funds are available for immediate use and shares will be purchased from time to time in the open market or in private transactions at management’s discretion subject to market conditions.

 “As we previously forecasted, we have returned to solid sequential and year-over-year growth in RF semiconductors,” said Michael Farese, Ph.D., Chief Executive Officer and President of WJ Communications. “Our record number of design wins and rapid product development gives us reason for optimism that we are continuing to strengthen our competitive position.  Additionally, with our success in winning market share and positive signs of increased demand, we are confident that we are well positioned to continue to grow our semiconductor business even in a difficult market.”

“At the same time, we are highly focused on expanding our addressable market opportunity and announced this quarter a major new expansion into the fast growing RFID market,” added Dr. Farese. “Leveraging our core RF expertise, we formed a strategic partnership with Alien Technology to address the need for low-cost RFID readers capable of working in real-world environments.  WJ is applying both its radio design expertise and RF semiconductor integration IP to offer a breakthrough improvement in reader performance with a significant reduction in cost and form factor.  We are very pleased that we have recently received an initial purchase order from Alien for of these RFID readers. Combined with our re-entry into the homeland security and defense market and our success in CATV, our announcement on RFID is firm evidence that we have greatly expanded the market opportunities for our leading RF semiconductors.”

Other recent highlights include:

•      During the third quarter, the Company achieved a record 40 new semiconductor design wins.  For the first nine months of 2003, the Company achieved a total of 114 semiconductor design wins compared to 74 for the same period in 2002.

•      WJ Communications continued to introduce new products, 16 since the beginning of the year.  For the third quarter, the Company added to its line of variable gain amplifiers with the wide-band high dynamic range VG024, which addresses the need for higher performance for newer wireless protocols such as W-CDMA and GSM Edge.  Additionally, the Company also developed a mixer aimed specifically at new CATV applications complying with DOCSIS II and Euro-DOCSIS standards

•      On October 16, the Company announced that it has received its first production order for its SX2000 compact RFID reader engine from Alien Technology.

•      The Company announced today that its Board of Directors has approved an additional $2 million to be added to its stock buy-back program, increasing the total amount authorized to $4 million.  These funds are available for immediate use.

•      This quarter, the Company appointed seasoned executive Liane Pelletier to its Board of Directors.  Ms. Pelletier recently was appointed CEO and President of Alaska Communications Systems Group, Inc. (Nasdaq: ALSK), after a long career as a senior executive at Sprint Corporation (NYSE: SDE).

“Gross margins improved significantly in the third quarter, reaching 46.2% on a non-GAAP basis, a record since WJ’s initial public offering,” added Fred Krupica, Chief Financial Officer of WJ Communications.  “Additionally, we were able to decrease operating expenses in both absolute dollars and as a percentage of sales.  These improvements, combined with the solid increase in semiconductor sales, led to a $1.7 million reduction in non-GAAP net loss on a sequential basis and a $976,000 improvement from last year.”

“Moving forward, we currently believe we can continue to grow our wireless RF semiconductor business and continue to expand into new markets,” concluded Dr. Farese.  “At the same time, as we have expected, the fourth quarter will bring significant declines in our wireless sub-assembly revenues to less than $300,000 as these products near the end of their life cycle.  Offsetting this decline, we anticipate a meaningful sequential increase in our semiconductor business, leading to fourth quarter revenues in the range of $6.0 to $7.0 million and an improving business model.”

Use of Non-GAAP Financial Information

The non-GAAP information presented is based upon our unaudited consolidated statements of operations for the periods shown, with certain adjustments. This presentation is not in accordance with, or an alternative for, U.S. Generally Accepted Accounting Principles (GAAP) and may not be consistent with the presentation used by other companies. However, WJ believes non-GAAP reporting provides meaningful insight into the Company’s on-going economic performance and therefore uses non-GAAP reporting internally to evaluate and manage our operations. WJ has chosen to provide this supplemental information to investors to enable them to perform additional comparisons of operating results and business trends among different reporting periods on a consistent basis, independent of regularly reported non-cash charges and infrequent or unusual events.

About WJ Communications

WJ Communications Inc. is a leading RF semiconductor company focusing on the design and manufacture of high-quality devices, chipsets and multi-chip modules (MCMs) for telecommunications, RF identification (RFID) and homeland security systems worldwide. WJ’s highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets and MCM products are used to transmit, receive and process signals that enable current and next generation wireless and wireline services. For more information visit www.wj.com or call 408/577-6200.

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the Company’s successful transition to a pure RF semiconductor company, the Company’s ability to continue to cut future losses and return to profitability in the long term, the Company’s ability to utilize its cash effectively, successful resolutions of certain contractual matters, actual improvement in overall demand, technological innovation in the wireless communications markets, the availability and the price of raw materials and components used in the Company’s products, the demand for wireless systems and products generally as well as those of our customers, the adequacy of the Company’s obsolete inventory reserve, the success of the Company’s new product introductions and the Company’s ability to expand its customer base, broaden its product offering and deepen its penetration into existing customers, general economic conditions including the global economic slowdown and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

WJ Communications Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 28, 2003	September 29, 2002	September 28, 2003	September 29, 2002

Sales
Semiconductor	$5,223	$5,157	$14,236	$12,965
Wireless	1,669	3,553	5,830	12,126
Fiber optics	11	540	12	5,944
Total sales	6,903	9,250	20,078	31,035

Cost of goods sold	3,920	6,672	12,273	23,621

Gross margin	2,983	2,578	7,805	7,414

Research & development	4,200	4,411	12,949	13,508

Selling & administrative	2,198	2,460	7,597	8,500

Amortization of deferred stock compensation	27	169	97	412

Recapitalization merger	2	—	773	—

Restructuring charge	—	22,886	(21)	22,886

Loss from operations	(3,444)	(27,348)	(13,590)	(37,892)

Interest income (expense), net	144	284	507	837

Other income (expense), net	(4)	16	1,090	16

Loss from operations before income taxes	(3,304)	(27,048)	(11,993)	(37,039)

Income tax benefit	—	—	(647)	—

Net loss	$(3,304)	$(27,048)	$(11,346)	$(37,039)

Basic and diluted net loss per share	$(0.06)	$(0.48)	$(0.20)	$(0.66)

Basic and diluted weighted average shares	56,698	56,437	56,526	56,262

WJ Communications Inc. and Subsidiaries

Unaudited Non-GAAP Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 28, 2003	September 29, 2002	September 28, 2003	September 29, 2002

Sales
Semiconductor	$5,223	$5,157	$14,236	$12,965
Wireless	1,669	3,553	5,830	12,126
Fiber optics	11	540	12	5,944
Total sales	6,903	9,250	20,078	31,035

Cost of goods sold	3,716	6,672	11,697	23,625

Gross margin	3,187	2,578	8,381	7,410

Research & development	4,200	4,411	12,949	13,508

Selling & administrative	2,156	2,460	7,311	8,058

Non-GAAP loss from operations	(3,169)	(4,293)	(11,879)	(14,156)

Interest income (expense), net	144	284	507	837

Other income (expense), net	8	16	19	16

Non-GAAP loss from operations before income taxes	(3,017)	(3,993)	(11,353)	(13,303)

Non-GAAP income tax benefit	—	—	—	—

Non-GAAP net loss	$(3,017)	$(3,993)	$(11,353)	$(13,303)

Non-GAAP basic and diluted net loss per share	$(0.05)	$(0.07)	$(0.20)	$(0.24)

Basic and diluted weighted average shares	56,698	56,437	56,526	56,262

WJ Communications Inc. and Subsidiaries

Unaudited Reconciliation of Non-GAAP Adjustments

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 28, 2003	September 29, 2002	September 28, 2003	September 29, 2002

Net loss	$(3,304)	$(27,048)	$(11,346)	$(37,039)

Non-GAAP additions (subtractions):

Amortization of deferred stock compensation	27	169	97	412

Severance related cost	97	—	350	438

Fab accelerated depreciation	149	—	512	—

Restructuring charge	—	22,886	(21)	22,886

Recapitalization merger	2	—	773	—

Gain on sale of Thin Film product line	12	—	(1,071)	—

Income tax refund	—	—	(647)	—

Non-GAAP net loss	$(3,017)	$(3,993)	$(11,353)	$(13,303)

Non-GAAP basic and diluted net loss per share	$(0.05)	$(0.07)	$(0.20)	$(0.24)

Basic and diluted weighted average shares	56,698	56,437	56,526	56,262

WJ Communications Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	September 28, 2003	December 31, 2002 (1)
ASSETS

Cash and short-term investments	$61,598	$64,745

Accounts receivable, net	5,665	3,978

Inventory	2,208	3,957

Other current assets	1,881	8,153

Total current assets	71,352	80,833

Property, plant and equipment	10,971	14,409

Other assets	213	306

Total assets	$82,536	$95,548

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities	$8,151	$9,402

Other long-term obligations	34,379	36,528

Stockholders' equity	40,006	49,618

Total liabilities and stockholders' equity	$82,536	$95,548

(1)                                  Derived from the Company's audited consolidated financial statements included in the Company's annual report on Form 10-K for the year ended December 31, 2002.